UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

     Date of Report (Date of earliest event reported):                     July 1, 2005 (June 30, 2005)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York	000-19034	133444607

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707

(Address of principal executive offices)	(Zip Code)

(914) 347-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2005, the Company and The Procter & Gamble Company (“P&G”) agreed to amend their Focused Collaboration Agreement (the “Collaboration Agreement”) entered into as of December 31, 2000. Pursuant to the terms of the amendment and agreement entered into by the parties on June 30, 2005, the Company and P&G agreed that the research activities of the parties under the Collaboration Agreement were completed on June 30, 2005, six months prior to the December 31, 2005 expiration date in the Collaboration Agreement. P&G agreed to make payments of approximately $8.4 million to the Company in satisfaction of its remaining research funding obligations and the Company agreed to pay P&G $950,000 to acquire certain capital equipment located at the Company’s facilities. P&G and the Company divided rights to research programs and pre-clinical product candidates that were developed during the research term of the Collaboration Agreement. Neither party has the right to participate in the development or commercialization of the other party’s product candidates. The Company is entitled to receive royalties based on any future product sales of a P&G pre-clinical candidate arising from the collaboration. Neither party is entitled to receive royalties or other payments based on any other products arising from the collaboration.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENERON PHARMACEUTICALS, INC.
Dated: July 1, 2005	By:	/s/ Stuart Kolinski
Stuart Kolinski
Vice President and General Counsel

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